Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
PeopleSupport, Inc.
Los Angeles, California
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our reports dated March 16, 2007, relating to the consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of PeopleSupport, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.
/s/ BDO Seidman, LLP
BDO Seidman, LLP
Los Angeles, California
May 14, 2007